Exhibit 99.1

Contact:

Rob Mills

CFO

Knology Broadband, Inc.

706-645-8970

rob.mills@knology.com

Knology Reports Fourth Quarter and Year End 2002 Results-

Significant Growth in Revenue, EBITDA and Connections

WEST POINT, Ga.- (March 19, 2003) —Knology, Inc. (“Knology”) announced its 2002 results today, posting strong gains in revenue, EBITDA, as adjusted, and connections. Knology’s consolidated revenue totaled $141.9 million for 2002 compared to $106.2 million for 2001, an increase of 34%. Knology reported EBITDA, as adjusted of $21.0 million for 2002, up from $398,000 for 2001. Fourth quarter 2002 EBITDA, as adjusted was $7.4 million compared to $2.1 million for the fourth quarter 2001, amounting to a 248% increase. Net loss improved to $(2.6) million in 2002 compared to $(90.4) million in 2001. The 2002 net loss includes a gain on reorganization of $109.8 million, reorganization expenses of $3.8 million, an asset impairment charge of $9.9 million and non-cash stock option compensation of $3.3 million. The 2001 net loss includes a gain on debt extinguishment of $31.9 million.

In addition to the strong operating results during the fourth quarter, Knology and its subsidiaries completed a successful debt restructuring transaction whereby $444.1 million aggregate principal amount at maturity of Senior Discount Notes of Knology’s subsidiary, Knology Broadband, Inc., was exchanged for approximately $193.5 million face amount of new Knology 12% Senior Notes due 2009 and shares of newly issued Knology convertible preferred stock representing 19.3% of the Company’s outstanding shares of common stock, on an as-converted basis, after giving effect to the restructuring transaction. In connection with the restructuring, certain existing Knology stockholders also invested $39.0 million to purchase newly issued Knology preferred stock.

Knology extended its quarterly trend of solid connections growth in the fourth quarter of 2002. The company reported 293,149 total connections and 436,462 marketable passings at year end. During 2002, total on-net connections grew 55,463, or 24%, with on-net telephone connections growing 32% to 108,484 and high-speed internet connections growing 54% to 50,225 reflecting the continued market acceptance of Knology’s bundled product offering. Revenues increased 34% to $141.9 million and operating expenses, excluding depreciation and amortization, increased 14% to $120.8 million during 2002. The strong revenue growth combined with the relatively modest growth in operating expenses resulted in an increase in EBITDA, as adjusted (a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; gains and charges related to reorganization and debt extinguishment; charges for asset impairment, non-cash stock option compensation, special litigation expenses and cumulative effect of accounting change; gain on warrants; and other expense) from $398,000 in 2001 to $21.0 million in 2002.

Rodger Johnson, President and CEO, stated, “2002 was a challenging but rewarding year for Knology. We produced outstanding operating results by maintaining our focus on building a sound fundamental business while at the same time completing a restructuring transaction to reduce the leverage on our balance sheet. We are very pleased with the effort and the performance of our employees who maintained their enthusiasm for providing high quality broadband services to our customers throughout 2002. These efforts paid off financially and put us on solid ground to continue our success.”

Knology added 10,749 on-net connections during the fourth quarter 2002. The connections base at December 31, 2002 grew 24% compared to year-end 2001 and 4% compared to the end of the third quarter 2002. Revenues for the fourth quarter 2002 were $38.8 million, up $9 million, or 30%, compared to the fourth quarter 2001 and up $2.7 million, or 7%, compared to the third quarter 2002. Net income was $87 million during the fourth quarter 2002 compared to a net loss of $(37.5) million during the previous quarter and $(28.0) million during the fourth quarter 2001. Net income for the fourth quarter 2002 included a $109.8 million gain on reorganization and a $3.3 million charge for non-cash stock option compensation. EBITDA, as adjusted was $7.4 million for the fourth quarter 2002 versus $5.4 million for the third quarter 2002 and $2.1 million for the fourth quarter 2001.

A conference call will be held Thursday, March 20, at 10:00 am Eastern Time with Rodger Johnson, President and CEO, and Rob Mills, Chief Financial Officer, to discuss fourth quarter and year end financial results. A live audio webcast of the call may be heard at www.knology.com. Following the conclusion of the call, a replay will be available through midnight Friday, March 21, by dialing 1-800-642-1687. ID number is 8327611. An audio webcast replay will also be available at www.knology.com.

About Knology

Knology, headquartered in West Point, Georgia, is a leading provider of interactive voice, video and data services in the Southeast. Its interactive broadband network is one of the most technologically advanced in the country. Knology provides residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. The company was founded in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds. For more information, please visit our Internet site at www.knology.com.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that needed financing may not be available to us if and as needed, (2) that we may not retain or grow our customer base, (3) that we may fail to be competitive with existing and new competitors, (4) that we may not adequately respond to technological developments impacting our industry and markets, and (5) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Reports on Form 10-K for the year ended December 31, 2001, as amended, and the year ended December 31, 2002 to be filed no later than March 31, 2003, and our other filings with the SEC.

Knology, Inc.

Operating Results

As of the Quarters Ending

	Dec 31, 2001	Sept 30, 2002	Dec 31, 2002	Sequential Quarter Change	Same Quarter Prior Year Change
Marketable Homes Passed	423,201	432,637	436,462	1%	3%
Connections
Video	118,224	128,077	129,452	1%	9%
Telephone
On-Net	81,901	102,906	108,484	5%	32%
Off-Net	6,244	5,038	4,988

Total Telephone	88,145	107,944	113,472	5%	29%
High Speed Internet	32,573	46,429	50,225	8%	54%

Total On-net Connections	232,698	277,412	288,161	4%	24%
Total Connections	238,942	282,450	293,149	4%	23%

Knology, Inc.

Financial Results

$(000’s)

	Quarter Ended			Year Ended
	Dec 31, 2001	Sept 30, 2002	Dec 31, 2002	Dec 31, 2001	Dec 31, 2002
Revenue	$29,835	$36,132	$38,821	$106,189	$141,866
Operating Expenses	(27,721)	(30,708)	(31,456)	(105,791)	(120,844)
Depreciation and Amortization	(19,411)	(20,942)	(20,386)	(78,954)	(80,533)
Gain on Reorganization	—	—	109,804	—	109,804
Reorganization Expenses	—	(3,212)	(630)	—	(3,842)
Asset Impairment	—	(9,065)	—	—	(9,946)
Non-cash Stock Option Compensation	—	—	(3,266)	—	(3,266)
Litigation Expenses	—	(413)	(831)	—	(1,244)
Gain on Debt Extinguishment	2,481	—	—	31,875	—
Gain on Warrants	—	—	—	—	2,865
Interest and Other Expense, net	(10,385)	(9,262)	(5,191)	(40,903)	(36,192)
Cumulative Effect of Accounting Change	—	—	—	—	(1,294)
Income Tax Benefit (Provision)	(2,816)	—	119	(2,789)	—

Net Loss	$(28,017)	$(37,470)	$86,984	$(90,373)	$(2,626)

* EBITDA, as adjusted	$2,114	$5,424	$7,365	$398	$21,022

*EBITDA, as adjusted, represents a non-GAAP measure calculated as Revenue less Operating Expenses. The remaining income and expense items reflected above are excluded from the EBITDA, as adjusted calculation and included to calculate Net Loss. The items excluded from EBITDA, as adjusted consist of interest, taxes, depreciation and amortization, non-cash gains, non-cash charges and special litigation expenses.